Exhibit V
Capsule Financial information
January-August 2007
(unaudited and not reviewed)

Nordic Investment Bank	Financial information January-August 2007

Table of contents

Key figures	2
Comments	3
Profit and loss account	4
Balance sheet	5
Changes in equity	6
Cash flow statement	7
30 October 2007

Nordic Investment Bank	Financial information January-August 2007

Key figures
EUR million

	Aug 2007*	Aug 2006*	Dec 2006
Net interest income	123	120	179
Core earnings**	107	104	154
Profit	80	90	137
Loans disbursed	1,598	807	1,605
Guarantees issued	-	-	-
Loan agreements	1,291	848	1,575
Loans outstanding	12,065	11,455	11,534
Guarantee commitments	25	25	25
New debt issues	2,528	1,929	2,689
Debts evidenced by certificates	14,313	13,766	13,622
Net liquidity	3,404	2,961	3,224
Total assets	18,912	17,970	17,988
Equity/total assets (%)	10.8	11.0	11.2
Profit/average equity (%)	5.8	6.8	6.9
Number of employees	157	158	160
*	Unaudited figures to be read in conjunction with NIB’s audited financial statements for 2006 and the notes thereto
**	Core earnings consist of the profit before adjustments to hedge accounting, fair value adjustments made to the trading portfolio and credit losses and reversals of these.

Nordic Investment Bank	Financial information January-August 2007

Comments
NIB’s financial figures January-August 2007
The first eight months of 2007 were characterised by large swings in the financial markets. On the one hand, the first two quarters saw ample liquidity and high appetite for risk. In July 2007, unease on the financial markets increased as a result of the emerging problems related to the sub-prime market in the US. Risk-taking vanished, liquidity fell in the inter-bank market and credit spreads widened significantly.
NIB’s operational results in terms of core earnings* increased to EUR 107 million, compared to EUR 104 million during the same period last year. But due to fair value adjustments made to the trading portfolio, NIB’s profit for the period decreased to EUR 80 million, compared to EUR 90 million during the same period last year. Due to the widening of credit spreads following the turbulence on the markets at the end of the period, and the fact that long-term interest rates in general rose during the period January-August, the marked-to-market value of NIB’s trading portfolio fell. The Bank’s balance sheet total at the end of the period was EUR 18.9 billion, up from EUR 18.0 billion at year-end 2006.
NIB’s lending volumes grew significantly during the period. Loans disbursed rose to EUR 1,598 million compared to EUR 807 million during the same period in 2006. Loans agreed rose to EUR 1,291 million compared to EUR 848 million during the same period last year. However, due to the market situation in the first half of the year, a downward pressure on lending margins was experienced in virtually all markets.
By the same token, the liquidity and high appetite for risk on the markets in the first half of the year caused, in relative terms, an upward pressure on margins in NIB’s borrowing activities. New debt issues amounted to EUR 2,528 million, compared to EUR 1,929 million during the same period last year. The volatility towards the end of the period favoured the best of the high-quality issuers, including NIB, but the direct effects on funding were seen only after the end of the period.
In an uncertain situation on the markets, NIB, having a high credit rating, can make an important contribution. NIB expects lending activities for the whole year to develop positively and the operational results in term of core earnings to be good. NIB’s profit for the whole year will be dependent on the developments on the markets and related valuation adjustments.
Johnny Åkerholm
President and CEO
* Core earnings consist of the profit before adjustments to hedge accounting, fair value adjustments made to the trading portfolio and credit losses and reversals of these.

Nordic Investment Bank	Financial information January-August 2007

Profit and loss account
EUR 1,000

	Jan - Aug 2007*	Jan - Aug 2006*	Jan - Dec 2006

Interest income	539,038	429,310	673,197
Interest expense	-415,675	-309,414	-494,390

Net interest income	123,363	119,896	178,807

Commission income and fees received	4,005	4,008	6,821
Commission expense and fees paid	-1,730	-1,126	-1,734
Net profit / loss on financial operations	-24,933	-12,138	-14,406
Foreign exchange gains and losses	-152	141	136

Operating income	100,552	110,781	169,624

Expenses
General administrative expenses	17,913	18,280	27,909
Depreciation	2,884	2,872	4,246
Credit loss / recovery	—	—	—

Total expenses	20,797	21,152	32,156

PROFIT FOR THE PERIOD	79,754	89,629	137,469

*Unaudited figures
to be read in conjunction with NIB’s audited financial statements for 2006 and the notes thereto

Nordic Investment Bank	Financial information January-August 2007

Balance sheet
EUR 1,000

		31 Aug 2007*	31 Aug 2006*	31 Dec 2006
ASSETS
Cash and cash equivalents		3,920,081	3,645,281	3,753,444
Financial placements
Placements with credit institutions		93,094	97,325	91,429
Debt securities		1,574,393	1,363,119	1,416,378
Other		7,420	6,409	7,135

		1,674,907	1,466,853	1,514,942
Loans outstanding		12,065,435	11,455,414	11,534,229
Intangible assets		6,836	7,236	7,342
Tangible assets		37,151	34,870	35,633
Other assets
Derivatives		776,264	937,340	751,036
Other assets		2,608	8,345	12,031

		778,872	945,685	763,067
Paid-in capital and payments to the Bank’s reserves, receivable		42,713	47,494	47,494
Accrued interest and fees receivable		386,242	367,229	331,995

TOTAL ASSETS		18,912,237	17,970,062	17,988,146

LIABILITIES AND EQUITY
Liabilities
Amounts owed to credit institutions
Short-term amounts owed to credit institutions		268,809	400,769	313,025
Long-term amounts owed to credit institutions		91,723	91,242	90,262

		360,532	492,011	403,287
Repurchase agreements		247,610	283,671	216,739

Debts evidenced by certificates
Debt securities issued		14,129,932	13,498,075	13,367,157
Other debt		182,658	268,096	254,358

		14,312,589	13,766,171	13,621,516
Other liabilities
Derivatives		1,596,606	1,114,404	1,415,445
Other liabilities		5,813	5,461	4,331

		1,602,420	1,119,865	1,419,776
Accrued interest and fees payable		338,975	331,052	305,978

Total liabilities		16,862,127	15,992,769	15,967,296

Equity
Authorised and subscribed capital	4,141,903
of which callable capital	-3,723,301

Paid-in capital	418,602	418,602	418,602	418,602
Reserve funds
Statutory Reserve		645,612	644,983	644,983
General Credit Risk Fund		622,131	534,662	534,662
Special Credit Risk Fund PIL		238,200	238,200	238,200
Fund, HIPC Programme		—	4,300	629
Payments to the Bank’s reserves, receivable		42,713	42,713	42,713
Other value adjustments		3,099	4,204	3,592
Profit for the period		79,754	89,629	137,469

Total equity		2,050,110	1,977,293	2,020,850

TOTAL LIABILITIES AND EQUITY		18,912,237	17,970,062	17,988,146

Guarantee commitments		25,000	25,000	25,000
*Unaudited figures
to be read in conjunction with NIB’s audited financial statements for 2006 and the notes thereto

Nordic Investment Bank	Financial information January-August 2007

Changes in equity*
EUR 1,000

			General	Special		Payments to the Bank’s Statutory Reserve
			Credit	Credit	Fund,	and credit	Appropriation	Other	Profit
	Paid-in	Statutory	Risk	Risk	HIPC	risk	to dividend	value	for the
	capital	Reserve	Fund	Fund PIL	Programme	funds	payment	adjustments	period	Total

Equity at 31 December 2005	418,602	644,983	424,367	238,200	4,300	42,713		7,109	165,295	1,945,569
Appropriations between reserve funds			110,295				55,000		-165,295	0
Paid-in capital	4,780									4,780
Called in authorised and subscribed capital	-4,780									-4,780
Payments to the Bank’s Statutory Reserve and credit risk funds, receivable										0
Dividend payment							-55,000			-55,000

Profit for the period 1/1-31/8/2006									89,629	89,629
Available-for-sale portfolio 1/1-31/8/2006										0
Cash flow hedge accounting 1/1-31/8/2006								-2,905		-2,905

Total income and expense for the period 1/1-31/8/2006	0	0	0	0	0	0		-2,905	89,629	86,724
Equity at 31 August 2006	418,602	644,983	534,662	238,200	4,300	42,713	0	4,204	89,629	1,977,293

Used fund, HIPC programme					-3,671					-3,671

Profit for the period 1/9-31/12/2006									47,840	47,840
Available-for-sale portfolio 1/9-31/12/2006								395		395
Cash flow hedge accounting 1/9-31/12/2006								-1,008		-1,008

Total income and expense for the period 1/9-31/12/2006	0	0	0	0	0	0	0	-613	47,840	47,227

Equity at 31 December 2006	418,602	644,983	534,662	238,200	629	42,713	0	3,592	137,469	2,020,850

Appropriations between reserve funds		629	87,469		-629		50,000		-137,469	0
Paid-in capital	4,780									4,780
Called in authorised and subscribed capital	-4,780									-4,780
Payments to the Bank’s Statutory Reserve and credit risk funds, receivable										0
Dividend payment							-50,000			-50,000

Profit for the period 1/1-31/8/2007									79,754	79,754
Available-for-sale portfolio								826		826
Cash flow hedge accounting								-1,319		-1,319

Total income and expense for the period 1/1-31/8/2007	0	0	0	0	0	0	0	-493	79,754	79,261

Equity at 31 August 2007	418,602	645,612	622,131	238,200	0	42,713	0	3,099	79,754	2,050,110

*Only the year-end figures are audited
to be read in conjunction with NIB’s audited financial statements for 2006 and the notes thereto

Nordic Investment Bank	Financial information January-August 2007

Cash flow statement
EUR 1,000

	Jan - Aug 2007*	Jan -Aug 2006*	Jan - Dec 2006
Cash flows from operating activities
Profit for the year	79,754	89,629	137,469
Amortisation of issuing charges	6,634	5,916	9,091
Market value adjustment, trading portfolio	4,831	4,888	5,831
Depreciation and write-down in value of tangible and intangible assets	2,884	2,872	4,246
Change in accrued interest and fees (assets)	-54,246	-62,664	-27,430
Change in accrued interest and fees (liabilities)	32,996	62,220	37,147
Credit loss / recovery	—	—	—
Adjustment to hedge accounting and changes in fair value of non-hedging derivatives	-7,343	3,441	7,034
Other adjustments to the year’s profit	-24	-26	-56

Operating activities, total	65,487	106,276	173,332

Cash flows from investing activities
Lending
Disbursements of loans	-1,597,693	-807,394	-1,605,088
Repayments of loans	897,340	805,526	1,477,741
Capitalisations, redenominations, index adjustments etc.	-17	-776	-1,070
Exchange rate adjustments	145,894	224,251	260,126
Placements and debt securities
Purchase of debt securities	-417,743	-351,709	-498,431
Sales of debt securities	255,238	285,582	377,582
Placements with credit institutions	-1,672	7,561	13,418
Other financial placements	541	643	313
Exchange rate adjustments etc.	-78	1,192	1,286
Other items
Change in swap receivables	-102,131	84,893	62,699
Change in other assets	9,166	-5,272	-8,492
Change in tangible and intangible assets	-3,896	-2,673	-4,915

Investing activities, total	-815,052	241,825	75,168

Cash flows from financing activities
Debts evidenced by certificates
Issues of new debt	2,527,728	1,929,308	2,688,610
Redemptions	-1,347,585	-1,610,726	-2,039,639
Exchange rate adjustments	-301,397	-899,433	-1,025,220
Issuing charges	-4,220	-275	-5,330
Other items
Placements from credit institutions	1,461	-8,834	-9,813
Change in swap payables	97,297	152,165	320,820
Change in other liabilities	1,482	178	-934
Dividend paid	-50,000	-55,000	-55,000
Paid-in capital	4,780	4,780	4,780
Used fund, HIPC Programme	—	—	-3,671

Financing activities, total	929,546	-487,837	-125,395

CHANGE IN NET LIQUIDITY	179,980	-139,735	123,104

Opening balance for net liquidity	3,223,681	3,100,576	3,100,576
Closing balance for net liquidity	3,403,661	2,960,841	3,223,681
*Unaudited figures
to be read in conjunction with NIB’s audited financial statements for 2006 and the notes thereto

Nordic Investment Bank	Financial information January-August 2007

Nordic Investment Bank (NIB)
Fabianinkatu 34
P.O. Box 249
FI-00171 Helsinki, Finland
Telephone +358 10 618 001
Fax +358 10 618 0725
Internet www.nib.int
E-mail info@nib.int